AGREEMENT

THIS AGREEMENT (this “Agreement”), is made as of September 22, 2014, by and between Rand Logistics, Inc., a Delaware corporation (the “Company”), and JWEST, LLC, an Indiana limited liability company (“JWEST”).

RECITALS:

WHEREAS, JWEST submitted an advance notice of nomination to the Company in respect of its nomination of, and solicitation of proxies for, two individuals to be elected to the Board of Directors of the Company (the “Board”) at the Company’s 2014 annual meeting of stockholders (the “2014 Annual Meeting”) in opposition to the Company’s director nominees (the “Company Nominees”); and

WHEREAS, each of the Company and JWEST has determined that it is in its best interests to come to an agreement with respect to the election of members of the Board at the 2014 Annual Meeting and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration for the promises, terms and conditions contained herein, the Parties hereto mutually covenant and agree as follows:

1.           The Company shall, through action of the Board, on or prior to the date of the 2014 Annual Meeting:

(a)           (i) appoint Laurence S. Levy, the Executive Chairman of the Company, as the Executive Vice Chairman of the Company, (ii) set Laurence S. Levy’s Total Annual Compensation under his Employment Agreement for the remainder of the fiscal year ending March 31, 2015 at a rate of $475,000 per annum, 42.1% of which shall be payable in cash and the balance of which shall be payable in shares of restricted common stock of the Company in accordance with the Company’s normal practices, and (iii) amend Laurence S. Levy’s Employment Agreement with the Company, dated as of June 12, 2013 (the “Levy Employment Agreement”), to reflect the matters set forth, in this Section 1(a) without triggering any severance obligation thereunder;

(b)           (i) appoint Edward Levy, the President of the Company, as the Chief Executive Officer of the Company and (ii) amend Edward Levy’s Employment Agreement with the Company, dated as of June 12, 2013, to reflect the matters set forth in this Section 1(b) without triggering any severance obligation thereunder;

(c)           appoint Michael D. Lundin as the Chairman of the Board;

(d)           remove Jonathan Brodie from the Company’s slate of nominees for election as directors of the Company at the 2014 Annual Meeting; and

(e)           (i) include Jonathan R. Evans on the Company’s slate of nominees for election as directors of the Company at the 2014 Annual Meeting, (ii) use its reasonable best efforts to cause the election of Mr. Evans at the 2014 Annual Meeting, including, without limitation, recommending that the Company’s stockholders vote in favor of the election of Mr. Evans at the 2014 Annual Meeting and voting the shares represented by all proxies granted by stockholders in connection with the solicitation of proxies by the Board in connection with the meeting in favor of Mr. Evans, except for such proxies that specifically indicate a vote to withhold authority with respect to Mr. Evans, and (iii) upon Mr. Evans’ election to the Board, appoint him as a member of the Compensation Committee. Neither the Board nor the Company shall take any position, make any statements or take any action inconsistent with such recommendations.

2.           The Company hereby covenants that it will not renew the Reimbursement Agreement, dated as of June 12, 2013, by among the Company, Rand Finance Corp. and Hyde Park Real Estate, LLC (“Hyde Park”) upon its stated expiration date.

3.           The Company hereby covenants that it will, within three months of the date of the 2014 Annual Meeting, (i) expand the size of the Board to seven directors, (ii) interview independent director candidates to fill the newly created vacancy on the Board, one of which such candidates shall be Kirk Thompson, and (iii) appoint a new independent director to fill the newly created vacancy on the Board.

4.           In addition to Mr. Evans, the Board’s slate of nominees for election as directors of the Company at the 2014 Annual Meeting shall include John Binion (Mr. Binion together with Mr. Evans, the “New Company Nominees”).

5.           JWEST shall:

(a)           immediately following execution of this Agreement, cease, and cause its affiliates, associates and representatives to cease, any and all proxy solicitation activities with respect to the 2014 Annual Meeting;

(b)           at the 2014 Annual Meeting, not vote, deliver or otherwise use any proxies that may have been received pursuant to any such solicitation activities;

(c)           at the 2014 Annual Meeting, cause all shares of Company common stock over which it or any of its affiliates has voting power to be voted at the 2014 Annual Meeting in favor of the election of the New Company Nominees and in favor of each other matter up for vote at the 2014 Annual Meeting.

6.           In order to effectuate the provisions of this Agreement, the parties hereto agree that the Company shall convene and adjourn the 2014 Annual Meeting currently scheduled to be held on September 23, 2014 to September 30, 2014, or such later date as determined by the Company (and without changing the record date for the 2014 Annual Meeting), so as to permit the Company to solicit additional proxies in favor of the New Company Nominees and thereby ensure a quorum is present at the 2014 Annual Meeting.

7.           Promptly following the execution of this Agreement, the parties shall issue a joint press release in the form attached hereto as Annex A.  Neither the Company nor any of its affiliates nor JWEST or any of its affiliates shall make or cause to be made any public announcement or statement that is inconsistent with or contrary to the statements made in such press release.

8.           The addition of Mr. Evans to the Company’s slate of nominees has been approved by the Board, and Mr. Brodie ceasing to be a director shall not count towards a “Change of Control” as defined in Section 6.2(e)(ii) of the Levy Employment Agreement or any other executive employment agreement with a similar definition.

9.           Each of the parties represents and warrants to the other party that: (a) such party has all requisite company power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such party, enforceable against such party in accordance with its terms; (c) this Agreement will not result in a violation of any terms or conditions of any agreements to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.

10.           The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy.  Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to at law or equity, the other party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery or other federal or state courts of the State of Delaware.  Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury and (d) irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such party’s principal place of business or as otherwise provided by applicable law.  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE, WITHOUT REGARDS TO THE CONFLICTS OF LAW PROVISIONS THEREOF.

11.           Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

12.           This Agreement shall not be assignable by either of the parties hereto without the consent of the other party hereto.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

13.           In the event that any provision of this Agreement shall be held to be invalid or unenforceable by any court of competent jurisdiction, such provision shall be interpreted so as to comply with the ruling of such court and such holding shall in no way affect, invalidate, or render unenforceable any other provision hereof.

14.           This Agreement and each document to be executed and delivered pursuant to this Agreement may be executed and delivered in counterpart signature pages executed and delivered via facsimile transmission or via email with scanned or PDF attachment, and any such counterpart so executed and delivered via facsimile transmission or via email will be deemed an original for all intents and purposes.

15.           Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the parties hereto.

16.           This Agreement may be modified, amended or otherwise supplemented only by a writing signed by the party against whom it is sought to be enforced.  No waiver of any right or power hereunder shall be deemed effective unless and until a writing waiving such right or power is executed by the party waiving such right or power.

17.           This Agreement represents the entire mutual understanding (and supersedes any and all understandings, negotiations and/or agreements, written or oral, not expressly set forth in this Agreement) between the parties hereto with respect to the subject matter hereof.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

RAND LOGISTICS, INC.

By: /s/ Laurence S. Levy
Name: Laurence S. Levy
Title: Executive Chairman

JWEST, LLC

By: /s/ Jonathan R. Evans
Name: Jonathan R. Evans
Title: Chief Investment Officer